Exhibit 99.07

Southern Company
Financial Overview
As Reported
(In Millions of Dollars)
	Three Months Ended September			Year-to-Date September
	2020	2019	% Change	2020	2019	% Change
Southern Company[1,2] –
Operating Revenues	$5,620	$5,995	(6.3)%	$15,258	$16,505	(7.6)%
Earnings Before Income Taxes	1,576	1,712	(7.9)%	3,189	6,207	(48.6)%
Net Income Available to Common	1,251	1,316	(4.9)%	2,732	4,298	(36.4)%

Alabama Power –
Operating Revenues	$1,729	$1,841	(6.1)%	$4,445	$4,762	(6.7)%
Earnings Before Income Taxes	578	617	(6.3)%	1,340	1,288	4.0%
Net Income Available to Common	444	469	(5.3)%	1,022	982	4.1%

Georgia Power –
Operating Revenues	$2,617	$2,755	(5.0)%	$6,371	$6,706	(5.0)%
Earnings Before Income Taxes	945	1,094	(13.6)%	1,609	2,064	(22.0)%
Net Income Available to Common	773	839	(7.9)%	1,411	1,598	(11.7)%

Mississippi Power –
Operating Revenues	$336	$370	(9.2)%	$895	$970	(7.7)%
Earnings Before Income Taxes	79	80	(1.3)%	158	166	(4.8)%
Net Income Available to Common	67	65	3.1%	138	139	(0.7)%

Southern Power[2] –
Operating Revenues	$523	$574	(8.9)%	$1,337	$1,527	(12.4)%
Earnings Before Income Taxes	116	130	(10.8)%	242	301	(19.6)%
Net Income Available to Common	74	86	(14.0)%	212	316	(32.9)%

Southern Company Gas –
Operating Revenues	$477	$498	(4.2)%	$2,362	$2,661	(11.2)%
Earnings (Loss) Before Income Taxes	17	(51)	N/M	458	408	12.3%
Net Income (Loss) Available to Common	14	(29)	N/M	360	347	3.7%
N/M - Not meaningful
Notes
- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.
(1)Year-to-date earnings comparisons to the prior year were significantly impacted by the preliminary gain associated with the sale of Gulf Power Company on January 1, 2019.
(2)Earnings and revenue comparisons to the prior year were significantly impacted by Southern Power Company's dispositions of Plant Nacogdoches on June 13, 2019 and Plant Mankato on January 17, 2020.